EXHIBIT 3.1

CERTIFICATE OF DESIGNATION PURSUANT TO NRS 78.1955

ROSS MILLER Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: www.nvsos.gov

Certificate of Designation (PURSUANT TO NRS 78.1955)	Filed in the office of Ross Miller Secretary of State State of Nevada	Document Number 20080795863-48 Filing Date and Time 12/08/2008 9:25 AM Entity Number C7573-1998

ABOVE SPACE IS FOR OFFICE USE ONLY
USE BLACK INK ONLY - DO NOT HIGHLIGHT

Certificate of Designation For
Nevada Profit Corporations
(Pursuant to NRS 78.1955)

1. Name of corporation:

Worldwide Strategies Incorporated

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

A series of 2,500,000 shares of Preferred Stock which shall constitute a single series known as "Series A Convertible Preferred Stock," par value of $0.001 per share.  The shares of Series A Convertible Preferred Stock shall have the voting powers, designations, preferences, limitations, restrictions and relative rights as set forth in Exhibit A attached hereto.

3. Effective date of filing: (optional)
                                                                                            (must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X  /s/ James P.R. Samuels
__________________________________________
Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.
Nevada Secretary of State Stock Designation
Revised: 7-1-08

EXHIBIT A

TO THE CERTIFICATE OF DESIGNATION OF THE

SERIES A CONVERTIBLE PREFERRED STOCK

OF WORLDWIDE STRATEGIES INCORPORATED

to be filed with the Secretary of State
of the State of Nevada
on or about December 8, 2008

1.   Designation and Number of Shares.  Shares of the series shall be designated and known as the “Series A Convertible Preferred Stock” of Worldwide Strategies Incorporated (the “Company”).  Series A Convertible Preferred Stock (the “Series A”) shall consist of 2,500,000 shares, $0.001 par value per share.  Shares of the Series A which are redeemed, retired, converted into shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), purchased or otherwise acquired by the Company shall be cancelled (and thereafter shall not be re-issued as shares of Series A) and shall revert to the status of authorized but unissued preferred stock, undesignated as to series and subject to reissuance by the Company as shares of preferred stock of any one or more series as permitted by the Articles of Incorporation.

2.   Redemption.  Shares of Series A may be redeemed by the Company for $0.50 per share (the “Redemption Price”).  In the event of the Company’s election to redeem the shares of Series A, the Company shall provide notice of such election to each holder of Series A shares (the “Redemption Notice”), which notice shall (i) be sent via first-class U.S. mail at least fifteen (15) days prior to the termination of the Conversion Rights and (ii) state the Redemption Price.  Upon the sixteenth (16th) day after mailing of the Redemption Notice, the Company will mail the Redemption Price to the holder of Series A shares at the holder’s address of record on the books and records of the Company.

3.   Dividends.  Shares of Series A will not be entitled to dividends unless the Company pays dividends, in cash or other property, to holders of outstanding Common Stock.  In the event the Company declares and pays a dividend to Common Stock holders, five percent (5%) of the value of such dividend shall be paid to the holders of outstanding Series A shares (the “5% Preference”).  After payment of the 5% Preference, each outstanding Series A share will participate in the distribution of the remaining 95% of the dividend with the holders of Common Stock, as if each outstanding Series A share were one share of Common Stock.  Any dividend payable to holders of Series A shares will have the same record and payment date and terms as the dividend payable on the Common Stock.

4.   Conversion.  The holders of Series A shall have the following conversion rights (the “Conversion Rights”):

(a)   Right to Convert.  At any time on or after the issuance of the Series A, each share of Series A will be convertible into 6.25 shares of Common Stock, which may be adjusted from time to time pursuant to Section 5 herein (the “Conversion Rate”).  At any time on or after the issuance of Series A shares, any holder of Series A may, at such holder’s option, subject to the limitation set forth in Section 7 herein, elect to convert all or any portion of the Series A shares held by such person into that number of fully paid and nonassessable shares of Common Stock equal to (i) the number of Series A shares to be converted (ii) multiplied by 6.25 and (iii) rounded up to the nearest whole share of Common Stock (a “Conversion”).  In the event of a redemption, liquidation, dissolution or winding up of the Company, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any amounts distributable on such event to the holders of Series A.

(b)   Mechanics of Conversion.  The Conversion of Series A shall be conducted in the following manner:

(i)   Holder’s Delivery Requirements.  To convert Series A into shares of Common Stock on any date (a “Conversion Date”), the holder thereof shall deliver, for receipt on or prior to 5:00 p.m., Pacific Standard time on such date, a copy of a fully executed notice of conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) and the original certificates representing the shares of Series A being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction) (the “Preferred Stock Certificates”), to the Company to the attention of the Chief Executive Officer.

(ii)   Company’s Response.  Upon receipt by the Company of a Conversion Notice, the Company shall send a confirmation of receipt of such Conversion Notice to such holder.  The Company or its designated transfer agent (the “Transfer Agent”), as applicable, shall, within fifteen (15) trading days following the date of such receipt, issue and deliver to the holder one or more certificates in the name of the holder or its designees representing the number of shares of Common Stock to which the holder shall be entitled.

(A)   Converted Common Stock Held in Book-Entry Form.  If the holder specifies in the Conversion Notice that instead of receiving certificates representing Common Stock as described above in this Section 4(b)(ii), it prefers to receive the shares due to it upon a Conversion in book-entry form, then instead of issuing such certificates, the Company or the Transfer Agent shall issue and deliver to the Depository Trust Company (“DTC”) account on the holder’s behalf, via the Deposit Withdrawal Agent Commission System (“DWAC”), registered in the name of the holder or its designee, the number of shares of Common Stock to which the holder shall be entitled, according to instructions received in or with the Conversion Notice.  Notwithstanding the foregoing, the Company or its Transfer Agent shall only be obligated to issue and deliver shares to DTC on a holder’s behalf via DWAC if a registration statement providing for the resale of the shares of Common Stock issuable upon conversion of the Series A (a “Registration Statement”) is effective.

If the number of shares of Series A represented by the Preferred Stock Certificate(s) submitted by a holder for a Conversion is greater than the number of shares of Series A being converted, then the Company shall, as soon as practicable and in no event later than fifteen (15) trading days after receipt of the Preferred Stock Certificate(s) and at the Company’s expense, issue and deliver to the holder a new Preferred Stock Certificate representing the number of shares of Series A not converted.

(iii)   Record Holder.  The person or persons entitled to receive the shares of Common Stock issuable upon a Conversion of the Series A shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

5.   Adjustments to Conversion Rate and Certain Other Adjustments.  The Conversion Rate for the number of shares of Common Stock into which the Series A shall be converted shall be subject to adjustment from time to time as hereinafter set forth, notice of which shall be promptly provided to the Series A holders:

(a)   Stock Dividends, Recapitalization, Reclassification, Split-Ups.  If, prior to or on the date of a Conversion, the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock or any right to acquire Common Stock or by a split-up, recapitalization or reclassification of shares of Common Stock or other similar event, then, on the effective date thereof, the Conversion Rate will be adjusted so that the number of shares of Common Stock issuable on such Conversion of the Series A shall be increased in proportion to such increase in outstanding shares of Common Stock.

(b)   Aggregation of Shares.  If prior to or on the date of a Conversion, the number of outstanding shares of Common Stock is decreased by a consolidation, combination or reclassification of shares of Common Stock or other similar event, then, upon the effective date thereof, the number of shares of Common Stock issuable on Conversion of the Series A shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

(c)   Mergers or Consolidations.  If at any time or from time to time prior to the date of a Conversion there is a merger, consolidation or similar capital reorganization of the Common Stock (other than a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for in Section 5(a) or 5(b) above) (each a “Reorganization”), then as a part of such capital reorganization, provision shall be made so that each holder of outstanding Series A at the time of such reorganization shall thereafter be entitled to receive, upon Conversion of the Series A, the number of shares of stock or other securities or property of the Company to which a holder of the number of shares of Common Stock deliverable upon Conversion of such holder’s Series A would be entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof.  In any such case, the resulting or surviving corporation (if not the Company) shall expressly assume the obligations to deliver, upon the exercise of the conversion privilege, such securities or property as the holders of Series A remaining outstanding (or of other convertible preferred stock received by such holders in place thereof) shall be entitled to receive pursuant to the provisions hereof, and to make provisions for the protection of the conversion rights as provided above.  If this Section 5(c) applies to a Reorganization, Sections 5(a) and 5(b) shall not apply to such Reorganization.

(d)   Successive Changes.  The provisions of this Section shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers.

6.   Voting Rights.  The holders of shares of Series A shall be entitled to the following voting rights:

(a)   Those voting rights required by applicable law;

(b)   The right to vote together with the holders of the Common Stock as a single class, upon all matters submitted to holders of Common Stock for a vote, with each share of Series A carrying a number of votes equal to the number of shares of Common Stock issuable upon Conversion of one share of Series A based on the then applicable Conversion Rate, and each holder of Series A shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Company; and

(c)   Whenever holders of Series A are required or permitted to take any action by vote taken by separate class or series, such action may be taken without a meeting by written consent, setting forth the action so taken and signed by the holders of the outstanding capital stock of the Company having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

7.   No Impairment.  The Company will not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Certificate of Designation and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series A against impairment.

8.   Notices of Record Date.  In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or any other right, the Company shall mail to each holder of Series A, at least five (5) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

9.   Notices.  Any notice required by the provisions of this Certificate of Designation to be given to the holders of shares of Series A shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Company.

10.   No Charge for Conversion.  The issuance of certificates for shares of Common Stock upon the conversion of shares of Series A shall be made without charge to the converting holders for such certificates and without any tax in respect of the issuance of such certificates.

11.   Reservation of Shares.  On and after the initial issuance of the Series A, the Corporation shall at all times reserve and keep available out of any stock held as treasury stock or out of its authorized but unissued Common Stock, or both, solely for the purpose of effecting the conversion of the shares of Series A, no less than one hundred percent (100%) of the aggregate number of shares of Common Stock then issuable upon the conversion of all outstanding shares of Series A.  The Corporation shall immediately, in accordance with the laws of the State of Nevada, increase the authorized amount of its Common Stock if, at any time, the authorized amount of its Common Stock remaining unissued shall not be sufficient to permit the conversion of all shares of Series A.

12.   Return of Status as Authorized Shares.  Upon a Conversion or any other redemption or extinguishment of the Series A, the shares converted, redeemed or extinguished will be cancelled (and may not be reissued as shares of Series A) and automatically returned to the status of authorized and unissued shares of preferred stock, available for future designation and issuance pursuant to the terms of the Articles of Incorporation.

13.   Amendment.  This Certificate of Designation constitutes an agreement between the Company and the holders of the Series A.  For as long as any shares of Series A are outstanding, the terms hereof may be amended, modified, repealed or waived only by the affirmative vote or written consent of holders of seventy five percent (75%) of the then outstanding shares of Series A, voting together as a class and series.

Exhibit I to Exhibit A

WORLDWIDE STRATEGIES INCORPORATED
CONVERSION NOTICE

Reference is made to the Certificate of Designation of the Series A Convertible Preferred Stock of Worldwide Strategies Incorporated (the “Certificate of Designation”).  In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock, par value $0.001 per share (the “Preferred Shares”), of Worldwide Strategies Incorporated, a Nevada corporation (the “Company”), indicated below into shares of Common Stock, par value $0.001 per share (the “Common Stock”), of the Company, by tendering the stock certificate(s) representing the Preferred Shares specified below as of the date specified below.

Date of Conversion:

Number of Preferred Shares to be converted:

Stock certificate no(s). of Preferred Shares:

Please confirm the following information:

Number of shares of Common Stock to be issued:

Please issue the Common Stock into which the Preferred Shares are being converted and, if applicable, any check drawn on an account of the Company in the following name and to the following address:

Issue to:	Name:
Address:

Phone Number:

Facsimile Number:

Authorization:
By:
Title:

Dated: